EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 1, 2022 by and among ISSUER DIRECT CORPORATION, a Delaware corporation (the “Buyer”), and Lead Capital, LLC, a Delaware limited liability company (the “Seller”). As used in this Agreement, the term “Parties” shall refer to Buyer and the Seller and the term “Party” shall sometimes refer to any of Buyer, the Company, or the Seller.

BACKGROUND

The Seller in the aggregate owns all of the outstanding Class A Shares (as defined below) of iNewsWire.com LLC, a Delaware limited liability company (the “Company”).

This Agreement contemplates a transaction whereby the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding Class A Shares of the Company representing all equity in the Company, in return for cash, the issuance of a promissory note and equity of the Buyer as further described herein.

AGREEMENT

1. Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Actual Fraud” means actual and intentional fraud by any Person under the laws of the State of Delaware with respect to the making of the representations and warranties set forth in Section 4 of this Agreement.

“Adjustment” has the meaning set forth in Section 2(e)(iii) below.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Annual Statements” has the meaning set forth in Section 4.14(a).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Bonus Agreement Adjustment” has the meaning set forth in Section 2(e)(ii) below.

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“Buyer Common Equity Interests” has the meaning set forth in Section 2(b)(iii) below.

“Business” means the business of providing press release distribution services and products, media monitoring, media databases and analytics and any and all other services and products offered or sold by the Company as of the Closing Date.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the State of North Carolina are closed.

“Buyer” has the meaning set forth in the preface above.

“Buyer Common Equity Interests” has the meaning set forth in Section 2(b)(iii) below.

“Buyer Preferred Equity Interests” has the meaning set forth in Section 3.2(a) below.

“Buyer’s Knowledge” means the actual knowledge of Brian Balbirnie and Timothy Pitoniak, in each case, after reasonable due inquiry of direct reports. In addition, a Person shall be deemed to have “knowledge” of any fact or matter set forth in documents or other materials that have been actually delivered to or have been in such Person’s actual possession (whether physical or electronic).

“Cash Purchase Price” has the meaning set forth in Section 2(b)(i) below.

“Class A Shares” means the voting shares of Membership Interest, as described in the Operating Agreement.

“Class B Shares” means the non-voting shares of Membership Interest, as described in the Operating Agreement.

“Class C Incentive Shares” means the non-voting incentive shares of Membership Interest, as described in the Operating Agreement and any agreement(s) effecting an award of Class C Incentive Shares.

“Closing” has the meaning set forth in Section 2(e) below.

“Closing Adjustment” has the meaning set forth in Section 2(c)(ii) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Company IP” means any and all Intellectual Property that has been used, is used or is held for use in the business of the Company or any of its Subsidiaries, including any and all derivative works developed from such Intellectual Property.

“Company’s Knowledge” means the actual knowledge of [redacted] and [redacted], in each case, after reasonable due inquiry of direct reports. In addition, a Person shall be deemed to have “knowledge” of any fact or matter set forth in documents or other materials that have been actually delivered to or have been in such Person’s actual possession (whether physical or electronic).

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“Company Product(s)” means each product (including any hardware, Software and firmware product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries to customers in the ordinary course of business.

“Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage or guarantee.

“COVID-19” means the infectious disease known as coronavirus disease 2019, or COVID-19, caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Legal Requirement” shall mean the CARES Act, the Families Coronavirus Response Act of 2020, any U.S. presidential memorandum or executive order, or any other Legal Requirement intended to address the consequences of COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including any COVID-19 Legal Requirement.

“Confidential Information” means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

“Damages” means all damages, dues, penalties, fines, amounts paid in settlement, costs, obligations, Liabilities, injury, losses, decline or diminution in value, expenses, fees, interest, court costs, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of rights including, as the context may require, any of the foregoing which arise out of or in connection with any Matter, charges, complaints, injunctions, judgments, decrees or rulings, but expressly excluding any consequential, punitive or special damages, lost profits or similar damages.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Domain Names” means the internet domains defined by the universal resource locators (“URLs”) Newswire.com, iNewswire.com, Newsroom.com, Newsfile.com, MediaDatabase.com, PressRelease.com and PressReleaseDistribution.com, as well as the websites, web pages and content associated with such internet domains.

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“Employee Plans” means each employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, change in control, retention, severance or similar contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock or unit option or other stock or membership unit related rights or other forms of incentive or deferred compensation (including any such plans governed by Code Section 409A), vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits, and other similar benefits (including compensation, pension, health, medical or life insurance benefits) and other employee benefit arrangements, policies, or practices for which the Member or Company (or any ERISA Affiliate) is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or which the Member or Company (or an ERISA Affiliate) otherwise maintains or to which the Member or Company (or an ERISA Affiliate) otherwise contribute or have contributed, or in which the Member or Company (or an ERISA Affiliate) participates or have participated or under which the Member (through an ERISA Affiliate or otherwise) have or may have any Liabilities.

“Environmental, Health and Safety Requirements” means all Legal Requirements and other provisions having the force or effect of Legal Requirement and all judicial and administrative orders and determinations, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances), each as amended and as now in effect.

“Equity-Based Bonus Agreement” has the meaning set forth in Section 2(e)(ii) below.

“Equity Interests” means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership interests or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and options, warrants, and other securities exercisable or convertible into capital stock or other equity interests of the issuing Person, including any convertible debt.

“Equity Payment” has the meaning set forth in Section 2(b) below.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” has the meaning set forth in Section2(b)(i) below.

“Escrow Holder” means the Seller’s legal counsel, Horner Law Office, Ithaca, New York.

“Estimated Closing Working Capital Number” has the meaning set forth in Section 2(e)(i).

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 4.14(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official or ministry and any governmental court or other governmental tribunal); or (d) entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power.

“Intellectual Property” means any or all of the following: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know-how, computer Software (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all web addresses, sites and Domain Names and numbers, social network application names and application IDs, usernames, user IDs and identification numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“June 30, 2022 Financial Statements” has the meaning set forth in Section 4.14(a).

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Company or its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or its Subsidiaries thereunder.

“Legal Requirement” means any law, rule, decree, statute, regulation, ordinance, directive, code, Order, ordinance, judgment, injunction, or binding judicial precedent that is legally promulgated or issued by any Governmental Authority.

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“Liability(ies)” means debts, liabilities, and obligations, whether accrued or fixed, absolute, or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any applicable Legal Requirement or Contract, including any liabilities or obligations for Taxes.

“Lien(s)” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Business, (b) the value of the Business, (c) the ability of the Company to consummate the transactions contemplated hereby on a timely basis, or (d) Buyer's ability to operate the Business immediately after Closing in the manner operated by the Stockholders prior to Closing; provided that, “Material Adverse Effect” shall not include any such event, occurrence, fact, condition or change to the extent it results or arises from (i) any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (ii) changes generally affecting (A) the industry in which the Company operates, (B) the United States or worldwide economy, or (C) political conditions in the United States or worldwide, (iii) changes in Legal Requirements or GAAP (or authoritative interpretation thereof), (iv) any action required to be taken by the Company pursuant to the terms of this Agreement, (v) any action taken by the Company that is permitted or requested to be taken by Buyer in writing, (vi) the announcement or pendency of the mergers, including the impact thereof on the relationships with customers, suppliers, partners or employees of the Company or (vii) any failure to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, except, in the case of the any of the foregoing clauses (i) and (ii), if such event, occurrence, fact, condition or change materially affects the Company disproportionately to other participants in the Company’s industry.

“Matter” means any judicial or administrative or arbitral action, mediation, inquiry, claim (including counterclaim), demand, dispute, action, suit, proceeding, investigation, or other similar matter.

“Membership Interest(s)” has the meaning set forth in the Operating Agreement.

“Operating Agreement” means that certain First Amended and Restated Limited Liability Company Operating Agreement of the Company dates as of January 1, 2022.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate or articles of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

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“Order” means any judgment, decision, decree, consent decree, injunction, ruling or order orders, consent orders, notices, permits or demand letters of any Governmental Authority that is binding on any Person or its property under applicable laws.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights, owned by any of the Company or its Subsidiaries).

“Party(ies)” has the meaning set forth in the preface above.

“Permit” means any licenses, permits, certificates and certifications (including certificates of occupancy), variances, exemptions, filings, registrations, declarations, notifications, accreditations, approvals, consents all other authorizations of any Governmental Authority.

“Permitted Lien(s)” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society, or Governmental Authority.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual), including, without limitation, data collected automatically, including data collected through a mobile or other electronic device.

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“Personnel” means any director, manager, officer, employee, consultant, agent or other personnel of the Company or Buyer, as applicable.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“R&W Policy” means that certain Buyer-Side Representation and Warranty Insurance Policy issued by Euclid Transactions, LLC, or an alternative insurer reasonably acceptable to the Buyer, on substantially the same terms set forth in that certain insurance binder offered by Lockton Specialties, LLC on November 1, 2022, including aggregate coverage of $12,900,000 and a retention amount of $440,000, and expressly excluding any rights of subrogation for the benefit of any insurance carrier or third party against any of the Company or the Seller other than with respect to fraud.

“Real Property Leases” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of the Company or its Subsidiaries.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use.

“Related Party” means (i) any Affiliate of the Company and (ii) any director or officer of the Company and any member of their immediately family or their respective Affiliates.

“SBA” means the United States Small Business Administration.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Seller Note” has the meaning set forth in Section 2(b)(ii) below.

“September 30, 2022 Financial Statements” has the meaning set forth in Section 4.14(a).

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“Software” means any computer program, operating system, applications system, firmware or other code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Subsidiary(ies)” means, with respect to any Person, any corporation, partnership, association or other business entity which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such imposed by any Governmental Authority (whether federal, state, municipal, local or foreign), (b) liability for any such items described in clause (a) that is imposed by reason of U.S. Treasury Regulation §1.1502-6 partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Tax Return” means any and all returns, reports, information statements and amendments thereto, filed or required to be filed in connection with the determination, assessment or collection of any Taxes or in accordance with any Legal Requirements.

“Taxes” means (a) all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, goods and services taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, real and personal property taxes, real property assessments, business license taxes, occupation taxes, import duties, escheat obligations and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto or similar Legal Requirement, and (c) liability for any such items described in clause (a) imposed on any transferee or indemnitor, by contract or otherwise.

“Third Party Hardware” means any hardware component, part, assembly, tool or product that is (i) purchased by the Company or its Subsidiaries from any other Person and (ii) incorporated into any Company Product or used in connection with any support or development of any Company Product.

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“Third Party Software” means any Software that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software described in the preceding sentence that consists of (A) Software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) Software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management Software, source code control and bug tracking Software, and Software used for internal testing purposes, and (C) Software that is used to generate code or other Software that is described in clauses (A) or (B).

“Transaction Documents” means: (a) this Agreement; (b) the Seller Note; and (c) any such other assignments, agreements, documents, and certificates as may be contemplated hereby.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar Legal Requirements related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Number” has the meaning set forth in Section 2(e)(i) below.

“Working Capital Statement” has the meaning set forth in Section 2(e)(i) below.

2. Purchase and Sale of All of the Company’s Class A Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of its Class A Shares for the consideration specified below in this Section 2. Such Class A Shares shall comprise all of the outstanding Equity Interests of the Company as of the Closing Date.

(b) Purchase Price. The Buyer agrees to pay to the Seller an aggregate of $40,000,000.00, plus the value of the Equity Payment in the manner and as set forth as follows (collectively, the “Purchase Price”). On the Closing Date, the Buyer shall do the following:

(i) pay to the Seller’s legal counsel (as the “Escrow Agent”) $18,000,00.00 by wire transfer of immediately available funds (the “Cash Purchase Price”), to be held by the Escrow Agent on behalf of the Seller pursuant to the terms of an escrow agreement in the form attached to this Agreement as Exhibit A (the “Escrow Agreement”) and distributed to subject to the provisions of Section 2(f) below.

(ii) issue to the Seller a secured promissory note in the principal amount of $22,000,000.00 with a per annum interest rate of six percent (6.00%) payable in cash on November 8, 2023. Such secured promissory note shall be in the form attached to this Agreement as Exhibit B (the “Seller Note”). The Seller Note shall be secured by the Domain Names and other Intellectual Property of the Company transferred to the Buyer pursuant to this Agreement, as more fully described in the Seller Note.

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(iii) issue to the Seller shares of the Buyer’s common stock, par value $0.001 (“Buyer Common Equity Interests”), in an amount calculated as of the Closing Date to be equal to 4.99% of the total issued and outstanding shares of Buyer Equity Interests (the “Equity Payment”). The Equity Payment shall be free and clear of all encumbrances, except that the common stock comprising the Equity Payment shall be “restricted securities” (as such term is defined in the Securities Act) and therefor subject to applicable restrictions imposed by law, including restrictive legends appearing on the stock certificate(s) representing the Equity Payment. Upon the written request of Seller made not earlier than six months after the Closing Date, Buyer will cooperate and assist the Seller in removing the restrictions imposed on the Equity Payment and legends appearing on the certificate(s) representing such Equity Payment, subject to compliance with Rule 144 of the Securities Act. Upon such request by the Seller, and provided that the applicable hold or restricted period applicable to the Equity Payment has lapsed or passed, the Buyer shall instruct its transfer agent to remove the restrictive legend with respect to the Equity Payment and do or cause to be done all other things as may be necessary to permit the Equity Payment to be freely tradable shares of the Buyer Common Equity Interests.

(c) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on November 1, 2022 following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the “Closing Date”).

(d) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) the Seller will deliver to the Buyer duly executed assignment documents transferring to the Buyer all of the Class A Shares held by the Seller, and (iv) the Buyer will deliver to the Seller all the consideration specified in Section 2(b) above.

(e) Post-Closing Adjustments.

(i) The Buyer and the Seller anticipate and intend an adjustment shall be made to the Cash Purchase Price to reflect an appropriate allocation of revenue, expense and cash flow realized by the Company prior to the Closing Date (the “Working Capital Number”). For such purpose, Buyer and Seller have jointly prepared a statement, attached hereto as Schedule C and made a part of this Agreement, setting forth their good faith estimate of the Working Capital Number as of the Closing Date (the “Estimated Working Capital Number”). The Estimated Work Capital Number is solely for illustrative purposes. Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Working Capital Statement”) setting forth Buyer’s calculation of an actual and final Working Capital Number. The Working Capital Statement shall contain Buyer’s calculation of the Working Capital Number and a certificate of the Chief Financial Officer of Buyer that such Working Capital Statement was prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used to determine the Estimated Working Capital Number, based on the general ledger system of the Company. Seller shall then have fifteen (15) days to approve the Working Capital Statement and the amount determined by Buyer to be the final Working Capital Number. A post-closing adjustment of the Cash Purchase Price then shall be made in an amount equal to the Working Capital Number as set forth in the mutually approved Working Capital Statement. In the event that the Working Capital Number is a positive number, the Cash Purchase Price shall be increased by the amount of the deficit reflected in the Working Capital Number. If the Working Capital Number is a negative number, the Cash Purchase Price shall be reduced by the amount of the Working Capital Number. For the purpose of illustration only and avoidance of doubt, if the Working Capital Number is an estimated negative number of $300,000, the Cash Purchase Price shall be reduced by that number. If the Working Capital Number is an estimated positive number of $300,000, the Cash Purchase Price shall be increased by that number. Provided that no distributions have been made, or are made, from the Company to the Seller or any of its Affiliates after the date of the Estimated Working Capital Number, the Working Capital Number shall in no event exceed $350,000.00.

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(ii) The Parties understand and acknowledge that the Company has entered into certain bonus agreements with two independent contractors and one key employee, as disclosed in Schedule 4.9(h), which agreements provide for payment of bonuses based upon distributions made to the Company’s members (each such agreement, an “Equity-Based Bonus Agreement"). Each such Equity-Based Bonus Agreement provides the Company with an option to terminate such agreement upon payment of certain sums to the contracting party. Within forty-five (45) days after the Closing Date, the Seller shall deliver to the Buyer a calculation of all amounts payable upon termination of the Equity-Based Bonus Agreements, together with fully executed releases from the parties subject to such agreements conditioned only upon receipt of full payment of amounts due from the Company. The Seller shall bear sole responsibility for the payment of the amounts due upon termination of the Equity-Based Bonus Agreements and, accordingly, a post-closing adjustment of the Purchase Price shall be made in an amount equal to the amount payable upon termination of the Equity-Based Bonus Agreements (collectively, the “Bonus Agreement Adjustment”).

(iii) Seller’s payment of any Bonus Agreement Adjustment and any Working Capital Number (each an “Adjustment”), together with interest calculated as set forth below, shall be due upon the later of the date that is (i) fifteen (15) Business Days following the delivery of the Working Capital Statement or (ii) sixty (60) days following the Closing Date. To assure the Buyer of payment of the foregoing adjustments, at closing the Cash Purchase Price shall be delivered to the Escrow Agent. When due, the Escrow Agent shall apply the Cash Purchase Price as necessary to pay the Bonus Agreement Adjustment directly to the employee and contractors covered by the Equity-Based Bonus Agreements and (ii) to the Buyer in an amount equal to any Working Capital Number due to Buyer.

(iv) Any Adjustment shall be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as applicable. The amount of any such Working Capital Number shall bear interest from and including the Closing Date, but excluding the date of payment, at a rate per annum equal to five percent (5.00%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. In the event the Seller does not make a required Adjustment payment, such amount (including any accrued but unpaid interest) shall be offset against accrued interest and thereafter the principal amount due under the Seller Note, effective as of the date on which the Adjustment was due. In the event the Buyer does not make a required Adjustment payment, such amount (including any accrued but unpaid interest) shall be added to the principal amount due under the Seller Note, and accrue interest on the terms of the Seller Note, effective as of the date on which the Adjustment was due.

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3. Representations and Warranties Concerning the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

Section 3.1. Organization; Standing and Power; Organizational Documents. The Buyer is a corporation or limited liability company duly organized, validly existing and in good standing (to the extent that the concept applies) under the laws of the state of its jurisdiction of organization, and has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Buyer is duly qualified or authorized to do business as a foreign corporation or limited liability company, as applicable, and is in good standing (to the extent that such concept applies) under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Buyer has delivered or made available true and correct copies of the Organizational Documents of Buyer as of the Closing Date. This Buyer is not in material violation of any of the provisions of its Organizational Documents.

Section 3.2. Capital Structure.

(a) As of the Closing Date, the authorized capital stock of the Buyer consists of: (i) 20,000,000 Buyer Common Equity Interests and (ii) 1,000,000 Preferred Equity Interests (the “Buyer Preferred Equity Interests”). As of the Closing Date, 3,610,839 Buyer Common Equity Interests were issued and outstanding and no Buyer Preferred Equity Interests were issued and outstanding. All of the outstanding shares of capital stock of Buyer are, and all of the Buyer Common Equity Interests which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No subsidiary of Buyer owns any Buyer Common Equity Interests or Buyer Preferred Equity Interests. As of the Closing Date, Buyer has no other equity securities or securities convertible into equity securities that are issued or outstanding.

(b) As of the Closing Date, there are 600,000 Buyer Common Equity Interests reserved for issuance pursuant to Buyer’s 2014 Equity Incentive Plan, as amended (the “Equity Plan”), of which 459,005 Buyer Common Equity Interests were subject to outstanding grants and 140,995 Buyer Common Equity Interests were available for future awards under the Equity Plan.

Section 3.3. Legal Proceedings. There is no Matter pending or, to Buyer’s Knowledge, threatened against Buyer or its subsidiaries as of the Closing Date, or to which Buyer or its subsidiaries is otherwise a party, nor to Buyer’s Knowledge is there any reasonable basis for any such Matter that challenges or could reasonably be expected to affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the other Transaction Documents or result in a Material Adverse Effect. Neither Buyer nor its subsidiaries is subject to any Order, and Buyer and its subsidiaries are not in breach of any Order. Buyer and its subsidiaries are not engaged in any legal action or Matter to recover monies due it or for Damages sustained by it. To Buyer’s Knowledge, no investigation is threatened or contemplated by any Governmental Authority in respect of Buyer or its subsidiaries.

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Section 3.4. Authority; Binding Nature of Agreement. The Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its respective obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby subject to approval by the Board of Directors of Buyer; and the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate action on the part of Buyer and its board of directors. This Agreement has been, and each other Transaction Document will be at or prior to Closing, duly and validly executed and delivered by Buyer and this Agreement constitutes, and, upon execution and delivery thereof, each of the other Transaction Documents to which Buyer is a party will constitute, the valid and binding obligation of Buyer enforceable against such party in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.5. Non-Contravention; Consents.

(a) The execution and delivery by Buyer of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by Buyer with the provisions hereof or thereof will not result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation of the loss of a material benefit under, or give rise to any obligation of Buyer to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Buyer under any provision under any provision of the Organizational Documents of Buyer.

(b) The execution and delivery of this Agreement and the other Transaction Documents, and the performance of hereof and thereof, by each of Buyer will not require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and any state securities laws, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent Buyer from performing its material obligations under this Agreement and the other Transaction Documents.

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Section 3.6. SEC Filings; Financial Statements.

(a) Buyer has timely filed and furnished with the SEC all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents required to be filed by it since January 1, 2020 under the Securities Act, the Exchange Act, and all other federal securities laws. All forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including all amendments thereto) filed or furnished on a voluntary basis on Form 8-K by Buyer with the SEC since such date are herein collectively referred to as the “SEC Filings.” The SEC Filings, at the time filed, complied as to form in all material respects with applicable requirements of federal securities laws. None of the SEC Filings, including any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All material contracts and agreements of Buyer have been included in the SEC Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. The consolidated financial statements (including all related notes and schedules) of Buyer included in (a) Buyer’s annual report on Form 10-K filed March 3, 2022, for the fiscal year ended December 31, 2021 (including the notes thereto), and (b) Buyer’s quarterly report on Form 10-Q for the period ended June 30, 2022 filed August 4, 2022 (collectively, the “Buyer Financial Statements”), fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b) Except as and to the extent set forth in Buyer’s SEC Filings, Buyer does not have any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on the Buyer Financial Statements, except for liabilities and obligations arising in the ordinary course of Buyer’s business.

(c) Buyer (including any employee thereof) has not received notice from Buyer’s independent auditors that Buyer’s independent auditors have identified or been made aware of (i) any material weakness in the system of internal accounting controls utilized by Buyer, (ii) any fraud, whether or not material, that involves Buyer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Buyer or (iii) any claim or allegation regarding any of the foregoing.

(d) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Filings. To the Buyer’s Knowledge, none of the SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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Section 3.7. Taxes.

(a) Buyer (i) has duly filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) does not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Buyer, for any material Taxes of Buyer as of the date of such financial statements that have not been paid.

(b) Buyer is not and has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(c) Buyer has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d) For U.S. federal income tax purposes, Buyer is, and has been since its formation, classified as a corporation.

Section 3.8. No Brokers or Finders. Buyer has not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 3.9. Registration and Listing. The issued and outstanding Buyer Common Equity Interests are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE American under the symbol “ISDR.” As of the Closing Date, there is no Matter pending or, to Buyer’s Knowledge, threatened in writing against Buyer by the NYSE American or the SEC with respect to any intention by such entity to deregister the Buyer Common Equity Interests or terminate the listing of Buyer on the NYSE American. None of Buyer or any of its Affiliates has taken any action in an attempt to terminate the registration of the Buyer Common Equity Interests under the Exchange Act. Buyer is in compliance in all material respects with all of the applicable listing and corporate governance rules of the NYSE American.

Section 3.10. Buyer Stock. The Equity Payments issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. If certificated, the Buyer Stock shall bear the following legend(s) (or if held in book entry form, will be noted with a similar restriction):

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

Section 3.11. Controls and Procedures. Buyer’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) are designed to provide reasonable assurances that material information required to be disclosed by Buyer in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Buyer maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

Section 3.12. Investment Company Status. Buyer is not, and after giving effect to the transactions contemplated hereby, Buyer will not be, (a) an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (b) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

Section 3.13. R&W Policy. Buyer has delivered to the Company a true and correct copy of the binder for the R&W Policy. Buyer shall use its commercially reasonable efforts and proceed diligently and in good faith to obtain the R&W Policy, at or prior to the Closing. The Buyer shall be responsible for the premium for the R&W Policy (including the brokerage commission). From and after the issuance of the R&W Policy, Buyer shall not amend, modify or otherwise change, terminate or waive any provision of the R&W Policy in a manner adverse to the Seller.

Section 3.14. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Section 3, the Buyer hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at law or in equity). Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Buyer, nor any other Person on behalf of the Buyer has made or makes, any representation or warranty, whether express or implied, with respect to, or in connection with, this Agreement and any such representations or warranties are expressly disclaimed.

4. Representations and Warranties Concerning the Company and Its Subsidiaries. Subject to such exceptions as are disclosed in the Disclosure Schedules (each of which exceptions disclosed in one section of the Disclosure Schedules shall be deemed disclosed in each other section of the Disclosure Schedules, provided that it is reasonably apparent on its face that the matter is responsive to the representation or warranty to which such other section relates), the Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date, if different, as follows and acknowledges and agrees that the Buyer is relying upon the representations and warranties in connection with entering into this Agreement and transaction contemplated hereby:

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Section 4.1. Organization and Good Standing; Ownership of Equity Interests.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has delivered or made available to the Buyer true, complete, and correct copies of each of its Organizational Documents as in effect on the date hereof. The Company is not in material violation of any of the provisions of its Organizational Documents.

(b) The Company has no Equity Interests in any Person and has not previously owned or controlled, directly or indirectly, any interest in any Person. The Company is not a participant in any joint venture, partnership, or similar arrangement.

(c) The Seller has full power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(d) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, if the Seller is a corporation, any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

(e) The Seller holds of record and owns beneficially all of the issued and outstanding Class A Shares of the Company, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any Equity Interest of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Interest of the Company.

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Section 4.2. Capitalization. Section 4.2 of the Disclosure Schedules sets forth all of the issued and outstanding Equity Interests of the Company. All of the issued and outstanding Equity Interests of the Company have been duly and validly issued and are fully paid and nonassessable. As of the Closing Date, except as set forth on Section 4.2 of the Disclosure Schedules, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Equity Interests of the Company. Except as set forth on Section 4.2 of the Disclosure Schedules, there are no agreements to which the Company is a party with respect to the voting of any Equity Interests of the Company or which restrict the transfer of any such Equity Interests. Except as set forth on Section 4.2 of the Disclosure Schedules, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

Section 4.3. Subsidiaries.

(a) The Company's Subsidiaries are listed on Schedule 4.3 of the Company Disclosure Schedules. Schedule 4.3 of the Company Disclosure Schedules sets forth the entire authorized Equity Interests of each Subsidiary of the Company and a true, correct and complete list of the issued and outstanding Equity Interests of each Subsidiary of the Company, including the name of the beneficial and record owner thereof and the number of Equity Interests held thereby. Each of the beneficial and record owners set forth on Schedule 4.3 of the Company Disclosure Schedules owns directly the specified outstanding Equity Interests of each of the Company's Subsidiaries, in each case, free and clear of all Liens other than restrictions imposed by federal or state securities or other Legal Requirements or as set forth on Schedule 4.3 of the Company Disclosure Schedules. All of the issued and outstanding Equity Interests of the Subsidiaries of the Company have been duly and validly issued and are fully paid and nonassessable. The offer, issuance and sale of all Equity Interests of each Subsidiary of the Company were made in compliance (i) in all material respects with all applicable securities Legal Requirements and (ii) with all applicable rights of first offer, rights of first refusal, preemptive right or other similar right. Other than as set forth on Schedule 4.3 of the Company Disclosure Schedules, there are no outstanding Equity Interests or subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements, rights or commitments of any kind to which any Subsidiary of the Company is a party relating to the issuance, transfer or sale of, or outstanding securities directly or indirectly convertible into or exercisable or exchangeable for, any Equity Interests of such Subsidiary. There are no agreements or arrangements containing profit participation or phantom equity features with respect to any Subsidiary of the Company. There are no agreements, trusts, commitments or understandings relating to the Equity Interests of any Subsidiary of the Company, including with respect to the voting of any Equity Interests of such Subsidiary or which restrict the direct or indirect transfer of any such Equity Interests, or relating to the acquisition, disposition, repurchase, transfer or registration thereof. There are no outstanding obligations (contingent or otherwise) of any Subsidiary of the Company to repurchase, redeem or otherwise acquire or retire any Equity Interests of such Subsidiary.

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(b) Other than as set forth on Schedule 4.3 of the Company Disclosure Schedules, neither the Company nor any of the Company's Subsidiaries owns or otherwise holds, directly or indirectly, or has the right or obligation (contingent or otherwise) to acquire, any Equity Interests in any other Person.

(c) Each of the Company's Subsidiaries is an entity of the type set forth on Schedule 4.3 of the Company Disclosure Schedules, duly incorporated, organized or otherwise formed, validly existing and/or in good standing, as applicable, under the Legal Requirements of the jurisdiction of organization or formation, as applicable, set forth on Schedule 4.3 of the Company Disclosure Schedules, and has full corporate, limited liability company or similar power (as applicable) and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets and carry on the Business as currently conducted, except such power, authority, licenses, permits, authorizations and approvals the absence of which would not have, or would not reasonably be expected to have a Material Adverse Effect. Each jurisdiction in which such Subsidiary is duly licensed or qualified to do business as a foreign organization is listed on Schedule 4.3 of the Company Disclosure Schedules, and each Subsidiary is qualified and in good standing or validly existing, as applicable, in each jurisdiction in which the ownership, leasing or holding, or the character, of its properties or assets or in which the transaction of its business requires such license or qualification, except where the failure to be so licensed or qualified has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Copies of the Organizational Documents of each such Subsidiary of the Company, in each case, as amended have been made available to the Buyer, are true, correct and complete, no amendments thereto are pending, and no Subsidiary of the Company is in violation thereof.

Section 4.4. Intellectual Property and Information Technology; Privacy.

(a) Section 4.4(a) of the Disclosure Schedules contains a true and complete list, as of the date of this Agreement, of all company products and services developed, sold, licensed, leased or delivered by the Company or any of its Subsidiaries to customers since January 1, 2019 (“Company Products”).

(b) Section 4.4(b) of the Disclosure Schedules contains a true and complete list, as of the date of this Agreement, of all of the Company IP necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Necessary IP”), but excluding “off the shelf” commercially available software products with a purchase price or Company-wide license fee of less than ten thousand dollars ($10,000) under standard end-user license agreements, customer and supplier lists, databases, and all unregistered inventions, improvements, designs, copyrightable works, proprietary information, know-how, business methods, moral and economic rights, technical data, and related documentation. The Company and its Subsidiaries own or otherwise hold adequate rights in all the Necessary IP, free and clear of any liens, other than liens identified on Section 4.4(b) of the Disclosure Schedules. Except as set forth in Section 4.4(b) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any Necessary IP, or (ii) result in the creation of any lien with respect to any of the Company IP. Except for the Domain Names, the Seller does not own any URLs including websites or web pages that contain the words “news” or “press release”, including but not limited to any abbreviations, combinations, or derivatives thereof.

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(c) Section 4.4(c) of the Disclosure Schedules lists and describes the status of each Matter pending as of the date of this Agreement or, to Company’s Knowledge as of the date of this Agreement, (A) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or (B) challenging the scope, ownership, validity, or enforceability of any Company IP owned by the Company or any of its Subsidiaries or of the Company and its Subsidiaries’ rights under the Necessary IP, regardless of whether such Matter or threatened Matter has been settled, withdrawn or otherwise resolved. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person in any material respect or, except in connection with the Matters set forth in Section 4.4(c) of the Disclosure Schedules, received any notice of alleged infringement or potential infringement, in any material respect, of any such rights.

(d) (i) No Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to sublicense, sell or otherwise distribute products or services utilizing Company IP that is owned by the Company or any of its Subsidiaries, and (ii) to Company’s Knowledge, there are no restrictions binding on the Company or any Subsidiary respecting the disclosure, use, license, transfer or other disposition of any Company IP owned by the Company or any of its Subsidiaries or any current Company Products.

(e) Section 4.4(e) of the Disclosure Schedules contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. The Company and its Subsidiaries have taken actions reasonably necessary to maintain and protect all material Company Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, response to office actions and disclosure of any required information, and recording assignments and licenses where required of the Company Registered IP with the appropriate Governmental Authority. Section 4.4(e) of the Disclosure Schedules includes a true and complete list as of the date of this Agreement of at least all material actions that must be taken within sixty (60) days of the date of this Agreement with respect to any of the Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and, to Company’s Knowledge, none of the Company Registered IP is invalid or unenforceable.

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(f) The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any Confidential Information provided to them by any other Person under obligation of confidentiality (it being understood that with regard to Third Party Software or other Intellectual Property as to which the Company is not the owner or holder of exclusive rights, the Company only takes steps to protect its rights that are reasonable in the context of a non-exclusive owner or licensee). Without limitation of the foregoing, to Company’s Knowledge, the Company and its Subsidiaries have not made any of their material trade secrets or other material confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Products constituting Software) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g) The Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any Company IP, excluding all parties who have created or own any Intellectual Property that is not Company IP but which is being used to, or has been used to, create Company IP (but which is not incorporated therein or necessary thereto), valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company or one of its Subsidiaries, or other agreements or written documentation which vest in the Company or one of its Subsidiaries, or which creates an obligation of assignment to the Company or one of its Subsidiaries, the exclusive ownership of such work, invention, improvement or other rights. The Company and its Subsidiaries have delivered or made available true and complete copies of the Company’s and its Subsidiaries’ standard forms of such assignments, agreements or other written documentation to the Buyer. All such assignments, agreements or other written documentation are in a form substantially similar to the Company’s and its Subsidiaries’ applicable standard forms. To Company’s Knowledge, no employee, consultant or former consultant of the Company or any of its Subsidiaries has ever excluded any Intellectual Property that is (or was) used by the Company as Company IP from any written assignment, agreement, or other written documentation executed by any such Person in connection with work performed for or on behalf of the Company or any of its Subsidiaries.

(h) Section 4.4(h) of the Disclosure Schedules contains a complete and accurate list of all third-party Intellectual Property (other than Third Party Software) sold with, incorporated into or distributed in connection with any Company Product since January 1, 2019, or currently anticipated to be sold with, incorporated into or distributed in connection with any product currently under development.

(i) Neither the Company nor any Subsidiary has incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Company Product to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Product or (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Product.

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(j) To the Company’s Knowledge, the Company Products as delivered by the Company and its Subsidiaries have not and do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company Products by or for the Company or any of its Subsidiaries or its respective authorized users, or any other associated Software, firmware, hardware, computer system or network (including what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”).

(k) Except for transactions involving custom development of Software or work product for a customer, neither the Company nor any of its Subsidiaries has (A) transferred ownership of, or granted any exclusive license with respect to, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries to any other Person, (B) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis, or (C) granted any third party the right to access or use any source code other than upon the occurrence of specified release events pursuant to a written source code escrow agreement, and no such release event has ever occurred or been claimed to have occurred.

(l) Except as set forth in Section 4.4(l) of the Disclosure Schedules, none of the Company’s or any of its Subsidiaries’ agreements (including any agreement for the performance of professional services by or on the behalf of the Company or any of its Subsidiaries) confers upon any Person other than the Company or any of its Subsidiaries any ownership right, exclusive license or other exclusive right with respect to any Company IP in connection with such agreement.

(m) No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries, including any portion of a current Company Product. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to such Company IP. Section 4.4(m) of the Disclosure Schedules sets forth a complete and accurate list of (A) any and all grants and similar funding received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (B) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor.

(n) The Company IP operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to Company’s Knowledge, no Person has gained unauthorized access to or otherwise interfered with the operation of any Company IP. In all matters related to the business of the Company and its Subsidiaries, the Company and each of its Subsidiaries has implemented and followed reasonable security, backup and disaster recovery processes.

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(o) Other than as disclosed in Section 4.4(o) of the Disclosure Schedules, but excluding servers used by the Company or any of its Subsidiaries through a vendor and excluding Third Party Software used in connection with any support or development of any Company Product, there is no Third Party Hardware.

(p) Except as set forth in Section 4.4(p) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has embedded any open source, copyleft or community source code in any Company Products generally available for distribution or in development for distribution, including but not limited to any libraries or code licensed under any GNU General Public License, GNU Lesser General Public License or similar copyleft license arrangement.

(q) The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with (A) all U.S. federal, state, and local Legal Requirements and the Legal Requirements of the countries in which the Company and its Subsidiaries do business that are applicable to them pertaining to (1) data security, cyber security, and e-commerce and (2) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((1) and (2) together “Privacy Laws”); (B) the Payment Card Industry Security Standards set by the PCI Security Standards Council, to the extent the Company and its Subsidiaries are subject to same, pursuant to contract or otherwise, and Company has validated its compliance with such standards to the extent required by the applicable rules and guidelines issued by card associations; and (C) all obligations imposed upon Company in contracts (or portions thereof) to which the Company is a party that are applicable to Data Activities (such obligations collectively, “Privacy Agreements”), except where the failure to so comply with (A), (B) and (C), above, would not have a Material Adverse Effect. The Company does not have any premises, employees or tangible assets, and does not conduct any business activities, in any country other than the United States.

(r) The Company and its Subsidiaries have implemented a publicly posted website privacy policy and written information security policies (“Privacy and Data Security Policies”). The Company has made available a true, correct, and complete copy of each Company and its Subsidiaries’ Privacy and Data Security Policies. At all times, the Company and its Subsidiaries have been and are in compliance in all material respects with all such Privacy and Data Security Policies, except where the failure to so comply would not have a Material Adverse Effect. None of the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws, the result of which would have a Material Adverse Effect, provided that any legal or contractual obligations that attach to the Data Activities continue to be satisfied after the Closing Date.

(s) There is no pending, nor has there ever been any, material complaint, audit or Matter asserted against, or to Company’s Knowledge any unresolved investigation of, the Company or its Subsidiaries initiated by (A) any person or entity; (B) any other Governmental Authority, foreign or domestic; or (C) any regulatory or self-regulatory entity alleging that any Data Activity of the Company: (1) is in violation of any applicable Privacy Laws, (2) is in violation of any Privacy Agreements, (3) is in violation in any material respect of any Privacy and Data Security Policies, or (4) otherwise constitutes an unfair, deceptive, or misleading trade practice in connection with the Data Activities, the result of which would have a Material Adverse Effect.

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(t) To Company’s Knowledge, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company, and any of its contractors with regard to any Personal Data obtained from or on behalf of the Company or its Subsidiaries.

(u) Section 4.4(u) of the Disclosure Schedules lists the location of any and all servers the Company owns or uses through a vendor which operates any part of the Company technology platforms or products.

(v) To the Company’s Knowledge, (i) the websites maintained by or on behalf of the Company and its Subsidiaries and used in the Company’s business (the “Company Websites”) function in a manner that is consistent with the Company’s business; (ii) the design and content of the Company Websites are consistent with industry standards for search engine optimization; (iii) the design and content of the Company Websites are consistent with all rules and guidelines of all major search engines; or (iv) the Company Websites do not incorporate any technique, function or practice that (x) is generally understood in the industry to be a black-hat SEO technique, or (y) is intended to wrongfully manipulate search results.

Section 4.5. Material Contracts.

(a) Section 4.5(a) of the Disclosure Schedules lists, as of the Closing Date, each of the following Contracts to which the Company or a Company’s Subsidiary is a party or by which it is bound in connection with the Business (together with all Real Property Leases listed in Section 4.18(a) of the Disclosure Schedules and all Intellectual Property licenses listed in Section 4.4(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract (or group of related Contracts) for the furnishing or receipt of products or services, in each case, the performance of which will extend over a period of more than one year or which provides for payments to or by the Company in excess of $25,000 in the aggregate during the year ended December 31, 2021 (or are expected to involve payments in excess of such amount during fiscal year 2022), other than individual purchase orders made in the ordinary course of business pursuant to any such Contract;

(ii) (A) any capital lease or (B) any other lease or other Contract relating to equipment and machinery providing for rental payments in excess of $25,000 in the aggregate during the year ended December 31, 2021 (or are expected to involve payments in excess of such amount during fiscal year 2022);

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(iii) any Contract relating to the Intellectual Property owned by the Company or used in the Business, including, without limitation, Contracts relating to the development of such Intellectual Property;

(iv) any Contract relating to the acquisition or disposition of any business of the Company (whether by merger, consolidation, or other business combination, sale of securities, sale of assets or otherwise) or any material assets or real property, in each case, other than acquisitions or dispositions of equipment, materials, supplies, inventory or products in the ordinary course of business consistent with past practice and other than any Contract pursuant to which no party thereto has any outstanding obligation (including indemnification obligations or purchase price adjustments), contingent or otherwise;

(v) any Contract under which the Company may become, obligated to pay any amount in respect of purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets (other than in the ordinary course of business) or securities, (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(vi) all employment, severance, consulting, bonus, profit sharing, percentage compensation, deferred compensation, pension, welfare, retirement, equity purchase or equity option plans and agreements and commitments with or relating to the personnel (current or former) or Affiliates of the Company;

(vii) any Contract with the SBA;

(viii) any Contract under which any Person has guaranteed any Indebtedness by or for the Company;

(ix) any Contract relating to any joint venture, partnership, limited liability company, strategic alliance or sharing of profits or losses with any Person;

(x) any Contract containing covenants purporting to limit, in any material respect, the freedom of the Company or any of its Personnel (current or former) to compete in any business or in any geographic area;

(xi) any Contract relating to confidentiality or non-disclosure (whether the Company is subject to or the beneficiary of such obligations);

(xii) any agency, dealer, distributor, reseller, sales representative, service provider, consignment, marketing, or similar Contract;

(xiii) any Contract requiring payments or distributions to the Seller or Personnel of the Company (current or former), or any relative or Affiliate of any such Person;

(xiv) any Contract not made in the ordinary course of business that is otherwise material to the operations, business prospects, or financial condition of the Company;

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(xv) any Contract providing for termination, retention, change in control or similar payments to any Person;

(xvi) any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, rebates, discounts, or benefits offered to other customers of the Company, including any Contract which contains a “most favored nation” provision; and

(xvii) any other Contract (or group of related Contracts) under which the Company (A) is obligated to make payment or incur costs or (B) generates revenue, in each case in excess of $25,000 and which is not otherwise described in clauses (i) - (xvi) above.

(b) The Company has provided or made available to the Buyer with true and complete copies of all written Material Contracts and each amendment, supplement, waiver, or modification thereto, and has provided to the Buyer a written summary setting forth the terms and conditions of each oral Material Contract. All of the Material Contracts identified on, or required to be identified on Section 4.5(a) of the Disclosure Schedules are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company, and to Company’s Knowledge, with respect to each other party to such Material Contracts, and are in full force and effect and, except to the extent that any consents set forth on Section 4.13(a) of the Disclosure Schedules have not been obtained or such Material Contract has expired in accordance with its terms, shall continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Neither the Company nor any other party thereto, has breached any material provision of, or is in default under the terms of, nor does any condition exist which, with or without notice or lapse of time, or both, would cause the Company or any other party to be in default under any of the Material Contracts or would constitute a material breach or default or permit termination, modification or acceleration under any such Material Contract. The Company has not (i) received any notice of cancellation or termination or change in material terms (including, pricing, term and volume) of any such Material Contract or (ii) during the two (2) years prior to the Closing Date, obtained or granted any material waiver of or under any provision of any such Material Contract except for routine waivers granted or sought in the ordinary course of business or as otherwise identified on Section 4.5(a) of the Disclosure Schedules. Except for the consents set forth on Section 4.13(a) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement shall not afford any other party the right to terminate, modify or renegotiate any Material Contract.

Section 4.6. Title; Equipment; Condition of Fixed Assets.

(a) The Company and each of its Subsidiaries has good and marketable title to all the items of personal property owned or held for use in the Business by the Company, free and clear of all Liens, other than Permitted Liens. The Company and its Subsidiaries hold good and transferable interests in all such personal property that is physically located at the premises on which the Company or the Company’s Subsidiaries has a leasehold interest, owns real property, or conducts the Business.

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(b) Section 4.6(b) of the Disclosure Schedules sets forth all leases of personal property (“Personal Property Leases”) relating to the property used by the Company or its Subsidiaries in the Business or to which the Company is a party or by which any of the properties or assets of the Company and each of its Subsidiaries is bound. All the items of personal property under the Personal Property Leases are in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered or made available to the Buyer true, correct, and complete copies of the Personal Property Leases, together with all amendments, modifications, or supplements thereto.

(c) Neither the Company nor its Subsidiaries are in breach or default under any Personal Property Lease. Each of the Personal Property Leases is in full force and effect, and the Company has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Company or its Subsidiaries under any of the Personal Property Leases, and to the Company’s Knowledge, no other party is in default thereof. No party to the Personal Property Leases has exercised any termination rights with respect thereto.

(d) All items of personal property owned by the Company, the Company’s Subsidiaries, or held for use in the Business are in good operating condition and repair, ordinary wear and tear excepted, and have been maintained in accordance with standard industry practices.

Section 4.7. Compliance with Legal Requirements. The Company is in compliance in all material respects with all Legal Requirements applicable to the operation of the Business. Since January 1, 2018, the Company has not received any written notice from any Governmental Authority alleging any failure to comply with any Legal Requirement applicable to the operation of the Business. The Company is not, to its Knowledge, under investigation by a Governmental Authority with respect to any violation of any Legal Requirement relating to the Business.

Section 4.8. Employee Matters.

(a) Section 4.8 of the Disclosure Schedules correctly sets forth, as of the Closing Date, the name and current annual salary or hourly wage, as applicable, of each employee of the Company and each of its Subsidiaries and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability. Except as set forth on Section 4.8 of the Disclosure Schedules, (a) to the Company’s knowledge, the Company and each of its Subsidiaries has complied with all Legal Requirements relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration and the payment of social security and other Taxes), and to Company’s Knowledge, neither the Company nor any of its Subsidiaries does not have any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances), (b) neither the Company nor any of its Subsidiaries has committed any unfair labor practices, (c) to the Company’s Knowledge, none of the employees of the Company or its Subsidiaries are subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company except for agreements between the Company and its present and former employees, (d) to the Company’s Knowledge, all individuals characterized and treated by the Company and its Subsidiaries as consultants or independent contractors are properly treated as independent contractors under all applicable Legal Requirements and (e) to the Company’s knowledge, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company does not have any foreign national employees.

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(b) The Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and, to Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(c) The Company has not, in the past five years, effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Legal Requirement. None of the Business Employees has suffered an “employment loss” (as defined in the WARN Act) during the previous six (6) months.

Section 4.9. Employee Benefits.

(a) Section 4.9 of the Disclosure Schedules sets forth a list of all material Employee Plans (individually referred to as a “Company Plan”). The Company and its Subsidiaries have furnished to the Buyer (i) accurate and complete copies of all documents constituting each Company Plan to the extent currently effective, including all amendments thereto and all related trust documents (or, in the case of any unwritten Company Plans, written descriptions thereof), (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan, (iii) if a Company Plan is funded, the most recent annual and periodic accounting of such Company Plan’s assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan, (v) all material written contracts relating to each Company Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vi) all testing results and documentation for each Company Plan (including under Code Sections 415, 410(b), 414(s), 401(k) and 401(m) for each Qualified Benefit Plan), as applicable, for the three immediately preceding plan years and (vii) all material correspondence within the past three years to or from any governmental authority relating to any Company Plan.

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(b) Each Company Plan has been established, administered and maintained, in all material respects, in accordance with its terms and in material compliance with all applicable Legal Requirements (including ERISA and the Code). Each Company Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a pre-approved prototype or volume submitter plan, can rely on an opinion or an advisory letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to Company’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All material benefits, contributions and premiums relating to each Company Plan that are due have been timely paid in accordance with the terms of such Company Plan and all applicable Legal Requirements and accounting principles, and all Company contributions and premiums for any period ending on or before the Closing Date that are not yet due have been properly accrued.

(c) With respect to each Company Plan: (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (ii) no such plan is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (iii) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(d) Neither the Company nor any ERISA Affiliate (nor any predecessor thereof) contributes to, is required to contribute to (on a contingent basis or otherwise) or has in the past contributed to or been required to contribute to, or has any Liabilities with respect to any “multiemployer plan”, within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(e) There is no pending or, to Company’s Knowledge, threatened Matter relating to a Company Plan (other than routine claims for benefits) and no Company Plan has, within the six years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or a participant in an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f) There has been no amendment to, announcement by the Company or its Subsidiaries relating to or change in employee participation or coverage under any Company Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable.

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(g) There is no contract by which the Company is bound to compensate any employee for taxes or interest paid pursuant to Section 409A of the Code.

(h) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other events or circumstances that on their own would not result in any entitlement to payment) entitle any employee or independent contractor of the Company or its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Plan. Except as provided below in Section 6.12, there is no contract covering any employee or other service provider of the Company that, considered individually or considered collectively with any other such contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no contract by which the Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Section4.9(h) of the Disclosure Schedules sets forth an accurate and complete list of all of the contracts which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to the Buyer.

(i) Neither the Company nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required under Section 4980B of the Code (“COBRA”) or any state law of a similar nature, as provided in the ordinary course as part of severance, or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. No condition exists that would prevent the Company or any ERISA Affiliate from amending or terminating any Company Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

(j) Neither the Company nor any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

(k) The Company has complied with the applicable provisions of the Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”). The Company has never been subject to the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time” employees that is “affordable” and provides “minimum value” (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations).

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Section 4.10. Certain Liabilities. As of the Closing Date, the Company or its Subsidiaries have no Liabilities relating to the Business Employees other than (a) Liabilities incurred in the ordinary course of business and consistent with past practices incurred since December 31, 2021, (b) Liabilities set forth in the Financial Statements, and (c) Liabilities that would not be required to be disclosed on a balance sheet prepared in accordance with GAAP and which are not, individually or in the aggregate, material to the Company or the Business.

Section 4.11. Legal Proceedings. There is no Matter pending or, to Company’s Knowledge, threatened against the Company or any of its Subsidiaries as of the Closing Date, or to which the Company or any of its Subsidiaries is otherwise a party, nor to the Company’s Knowledge is there any reasonable basis for any such Matter that challenges or could reasonably be expected to affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the other Transaction Documents or result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any Order, and neither the Company nor any of its Subsidiaries is in breach of any Order. Neither the Company nor any of its Subsidiaries is engaged in any legal action or Matter to recover monies due it or for Damages sustained by it. To the Company’s Knowledge, no investigation is threatened or contemplated by any Governmental Authority in respect of the Business or the Company or any of its Subsidiaries.

Section 4.12. Authority; Binding Nature of Agreement.

(a) The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its respective obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents have been duly authorized by all necessary action on the part of the Company, its manager and members. This Agreement has been, and each other Transaction Document will be at or prior to Closing, duly and validly executed and delivered by the Company, and this Agreement constitutes, and, upon execution and delivery thereof, each of the other Transaction Documents to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Seller being issued the Buyer Common Equity Interests is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, under the Securities Act.

Section 4.13. Non-Contravention; Required Consents.

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(a) Except as set forth on Section 4.13(a) of the Disclosure Schedules, the execution and delivery by the Company of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof or thereof will not result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under any provision of: (i) the Organizational Documents of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Legal Requirement.

(b) No consent set forth on Section 4.13(a) of the Disclosure Schedules, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement or the other Transaction Documents, the compliance by the Company with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Company of any action contemplated hereby or thereby.

Section 4.14. Financial Statements.

(a) The Company’s fiscal year ends on December 31 of each year. Section 4.14(a) of the Disclosure Schedules contains true and complete copies of (i) the unaudited consolidated balance sheet and statements of income and owners’ equity and statements of cash flows of the Company as of, and for the annual periods ended, December 31, 2020, and 2021 (the “Annual Statements”), (ii) the unaudited consolidated balance sheets and statements of income and cash flow of the Company as of, and for the period ended June 30, 2022 (the “June 30, 2022 Financial Statements”), and (iii) the unaudited consolidated balance sheets and statements of income and cash flow of the Company as of, and for the period ended September 30, 2022 (the “September 30, 2022 Financial Statements”) (the “September 30, 2022 Financial Statements,” and collectively with the Annual Statements, the “Financial Statements”).

(b) Each of the Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The September 30, 2022 Financial Statements were prepared consistent with the Company’s historical cash basis accounting method throughout the period and fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein in accordance with such historical cash basis accounting method, except as otherwise noted therein.

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(c) Except as and to the extent set forth on the most recent balance sheet of the Company included in the September 30, 2022 Financial Statements (the “Most Recent Balance Sheet”), the Company has no liability or obligation (whether accrued, absolute, contingent or otherwise) including without limitation any liability or obligation (whether accrued, absolute, contingent or otherwise) which, to the Company’s Knowledge, would be required to be disclosed in the September 30, 2022 Financial Statements if the September 30, 2022 Financial Statements were prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, or liabilities permitted or required to be undertaken or incurred in accordance with this Agreement.

(d) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) the preparation of the Company’s financial statements for external purposes is in conformity with GAAP and maintains asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the Company’s records accurately reflect the transaction and disposition of assets, in all material respects. The Company has made available to the Buyer, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(e) (i) Neither the Company nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant, or representative of the Company, have received any written complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint or claim that the Company has engaged in illegal or fraudulent accounting, financial reporting, or auditing practices; (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s managers or any committee thereof, the Company’s accountants (in any written response letter) or to any director or officer of the Company; and (iii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Company’s chief executive officer, chief financial officer, general counsel, managers or any committee thereof.

Section 4.15. Taxes. Except as set forth on Section 4.15 of the Disclosure Schedules:

(a) All Tax Returns required to be filed by or with respect to the Company or its Subsidiaries have been timely filed with the appropriate Governmental Authority (taking into account any applicable extension of time within which to file) in all jurisdictions in which such Tax Returns are required to be filed. All such Tax Returns were true, correct, and complete in all material respects.

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(b) All Taxes that are due and payable by the Company or its Subsidiaries or for which the Company or its Subsidiaries are liable, including any applicable sales taxes with respect to the sales of products, have been timely paid; provided, however, the Parties acknowledge that certain sales taxes due and payable by the Company or its Subsidiaries for periods prior to the Closing Date may be subject to determination and payment by the Seller after the Closing Date, but no later than the maturity date of the Seller Note. To the extent that any sales taxes for periods prior to the Closing Date remain unpaid at the maturity of the Seller Note, such amounts (inclusive of penalties and interest) shall be offset from the principal and interest payable under the Seller Note.

(c) All Taxes that the Company or its Subsidiaries are required pursuant to Legal Requirements to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party have been duly withheld or collected, and have been paid over to the proper Governmental Authority to the extent due and payable.

(d) There are no audits of Tax Returns of the Company or its Subsidiaries pending or, to Company’s Knowledge, threatened, and all past audits of Tax returns of the Company and its Subsidiaries, if any, have been settled. The Company is not a party to any pending or, to Company’s Knowledge, threatened action, proceeding, or Matter against the Company for its Subsidiaries or the assessment or collection of Taxes by any Governmental Authority.

(e) There are no Liens on any assets of the Company or its Subsidiaries for Taxes (other than Taxes that are not yet due and payable).

(f) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency, which waiver or extension is still in effect.

(g) Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority that it was required to file any material Tax Return that was not filed in such jurisdiction, or that it was otherwise subject to taxation by that jurisdiction.

(h) The Company has not participated in a “listed transaction”, as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

(i) The Company has made available complete copies of all material Tax Returns filed with respect to the Company for the taxable periods that ended after December 31, 2017.

(j) The Seller is a United States persons as defined in Code §7701(a)(30).

(k) The Company has not made an election under Code §444.

Section 4.16. Permits. The Company and its Subsidiaries are in possession of all Permits reasonably necessary for the Company and its Subsidiaries to own, lease, and operate its properties or to carry on its business as it is now being conducted. As of the Closing Date, no suspension or cancellation of any of such Permits is pending or, to Company’s Knowledge, threatened. Neither the Company nor its Subsidiaries is, in any material respect, in conflict with, or in default, breach or violation of any such Permit.

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Section 4.17. Absence of Certain Changes. Since January 1, 2021, until the date of this Agreement, except as otherwise reflected in the Financial Statements (a) the Company has conducted the Business in the ordinary course of business, other than due to any actions taken as a result of COVID-19 Measures and (b) there has not been, with respect to the Business, any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 4.17 of the Disclosure Schedules, since January 1, 2021, except as otherwise reflected in the Financial Statements, the Company has not: (a) sold, leased, transferred, pledged, encumbered or assigned any of the material assets of the Business outside the ordinary course of business; (b) entered into any material Contract (or series of related material Contracts) other than in the ordinary course of business; (c) accelerated, terminated, modified or canceled any material Contract except in the ordinary course of business and, to Company’s Knowledge, no other party has done so as a result of any default by the Company; (d) accelerated, waived, wrote-off or canceled the payment of any accounts receivable outside the ordinary course of business; (e) canceled, compromised, waived or released any material right or claim (or series of related rights and claims) outside the ordinary course of business; (f) granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the ordinary course of business; (g) experienced any material damage, destruction or loss to the assets of the Business; (h) experienced any material change in personnel or relationships with third parties, including customers and vendors, other than immaterial changes which occur in the ordinary course of business; (i) changed accounting or Tax reporting principles, methods, or policies; or (j) entered into any commitment to do any of the foregoing.

Section 4.18. Real Property.

(a) Section 4.18(a) of the Disclosure Schedules sets forth a complete list of each real property lease and all amendments, extensions, supplements, letter agreements, renewals, waivers and writings exercising rights therewith, to which the Company or any of its Subsidiaries is a party or by which it is bound (collectively, the “Real Property Leases”). The Company has provided or made available to the Buyer true, correct, and complete copies of each of the Real Property Leases.

(b) The Real Property Leases constitute all interests in real property currently used, owned, occupied, or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as currently conducted.

(c) To Company’s Knowledge, all of the buildings, fixtures, equipment and improvements, and all components thereof located on the land associated with the Real Property Leases (the “Improvements”) are sufficient in all material respects for their current uses. To Company’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements.

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(d) The Company and its Subsidiaries have a valid, binding, and enforceable leasehold interest under each Real Property Lease under which it is a lessee, free and clear of all Liens, except Permitted Liens. Each of the Real Property Leases is in full force and effect. Neither the Company nor any of its Subsidiaries is in default under any Real Property Lease, and no event has occurred and no circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither the Company nor any of its Subsidiaries has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases, and, to Company’s Knowledge, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(e) The Company has all certificates of occupancy and Permits issued by any applicable Governmental Authority necessary or useful for the current use and operation of each Real Property Lease, and the Company and its Subsidiaries have fully complied with all material conditions of the Permits applicable to them. Neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Authority of any violations of any Legal Requirements affecting any portion of the land or Improvements associated with the Real Property Leases, and no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permits.

Section 4.19. Environmental Matters. To the Knowledge of the Company, the Company and its Subsidiaries have conducted and are now conducting their operations, in compliance in all material respects with all applicable Environmental, Health and Safety Requirements. The representations and warranties contained in this Section 4.19 are the sole and exclusive representations and warranties concerning Environmental, Health and Safety Requirements.

Section 4.20. Insurance.

(a) Section 4.20(a) of the Disclosure Schedules sets forth, with respect to each insurance policy under which the Company and its Subsidiaries are currently an insured or otherwise the principal beneficiary of coverage, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each insurance policy required to be set forth on Section 4.20(a) of the Disclosure Schedules: (i) the policy is in full force and effect in accordance with its terms; (ii) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would reasonably be expected to constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to Company’s Knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) The Company has not (i) been denied any material insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received written or oral notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed on Section 4.20(a) of the Disclosure Schedules will not be available in the future substantially on the same terms as are now in effect.

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Section 4.21. Transactions with Related Parties.

(a) Except as otherwise disclosed on Section 4.21(a) of the Disclosure Schedules, (i) none of the customers, vendors, distributors or sales representatives of the Company is a Related Party; (ii) none of the assets held for use in the Business is owned or used by or leased to or from any Related Party; (iii) no Related Party owes any amount to the Company nor does the Company owe any amount to, nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party; (iv) no Related Party has any claim or cause of action against the Company or the Seller in any way related to the Business; (v) no Related Party owns any direct or indirect interest of any kind, controls or is a director, officer, employee or partner of, or consultants to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, vendor, customer, landlord, tenants, creditor or debtor of the Company; (vi) no Related Party is a party to any Contract with the Company; and (vii) no Related Party provides any administrative, legal, accounting or other services to the Company except in the ordinary course of business on arm’s length terms.

(b) Except as set forth on Section 4.21(b) of the Disclosure Schedules, any Contracts required to be disclosed on Section 4.21(a) of the Disclosure Schedules are on arms-length terms.

Section 4.22. Customers and Vendors. Section 4.22 of the Disclosure Schedules sets forth the names of the ten (10) vendors and twenty-five (25) customers to whom the Company paid or from whom the Company has received the greatest sum of money in respect of services or products provided to or from the Company in respect of the Business during the year ended period December 31, 2021 and the nine month period ending September 30, 2022. Except as set forth on Section 4.22 of the Disclosure Schedules, in the past twelve (12) months, no such vendor or customer set forth on Section 4.22 of the Disclosure Schedules has notified the Company that it is canceling or otherwise terminating, or that it intends to cancel or otherwise terminate, its relationship with the Company. During the fiscal year ended 2021 and the interim period covered by the September 30 2022 Financial Statements, no customer of the Company has accounted for greater than one percent (1%) of the Company’s revenues during such applicable period.

Section 4.23. No Brokers or Finders. Neither the Company, the Seller, nor any of their respective Affiliates has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 4.24. COVID-19 Assistance.

(a) The Company is and has been in material compliance with all COVID-19 Legal Requirements, including the provision of paid leave benefits required thereunder and any applicable recordkeeping requirements.

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(b) The Company is and has been in material compliance with all COVID-19 Measures. The Company has materially followed all applicable guidance released by the United States Centers for Disease Control and any Orders issued by state or local governments related to COVID-19.

(c) Except as set forth in Section 4.24(c) of the Disclosure Schedules, the Company has not since March 1, 2020, terminated or furloughed any employee or independent contractor of the Company, or deferred or reduced any employee’s or independent contractor’s compensation or work schedule, in each case, as a result of COVID-19 or COVID-19 Measures, whether due to unexpected economic downturn, government-imposed Orders temporarily closing, reducing or otherwise impacting the Business or any other COVID-19-related business constraints, and no such changes are currently contemplated.

(d) Except as set forth in Section 4.24(d) of the Disclosure Schedules, the Company has not experienced, nor to the Company’s Knowledge are there any facts that would, as of the Closing Date, give rise to, any actual material business interruptions, workforce changes or Damages arising out of, resulting from or related to COVID-19 or COVID-19 Measures currently in place, whether directly or indirectly, including without limitation: (i) the failure of the Company to timely provide services, (ii) the failure of the Company’s managers, officers, employees, agents or independent contractors to timely perform services, (iii) labor shortages, (iv) reductions in demand, (v) restrictions on the Company’s operations, (vi) reduced hours of operations or aggregate labor hours, (vii) any manager, officer, employee, agent or independent contractor of the Company testing positive for COVID-19, and (viii) the failure to comply with any COVID-19 Measures.

(e) Section 4.24(e) of the Disclosure Schedules sets forth a true, correct and complete list of (i) all federal, state and local stimulus or relief programs in which the Company is participating, including, but not limited to, the CARES Act, or in which it has participated or applied to participate, and (ii) the amount of funds requested, received, or forgiven by the Company under each such program.

(f) The Company has not had any changes to any Employee Plans resulting from disruptions caused by COVID-19 or any COVID-19 Measures, nor are any such changes currently contemplated.

Section 4.25. Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 7 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and its Subsidiaries.

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(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiaries, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Section 7 below).

(c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company and its Subsidiaries from maintaining the same business relationships with the Company and its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Company and its Subsidiaries to the Buyer from and after the Closing.

(d) Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use his reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

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(e) Covenant Not to Compete. For a period of four years from and after the Closing Date, neither the Seller nor [redacted] will engage directly or indirectly in any business that any of the Company and its Subsidiaries conducts as of the Closing Date in any geographic area in which any of the Company and its Subsidiaries conducts that business as of the Closing Date; provided, however, that the Seller’s or [redacted]’s (i) ownership and participation in the entities identified in Schedule 5(e); or (ii) ownership of less than 1% of the outstanding stock of any publicly-traded corporation shall not be deemed a violation of this provision of this Section 5(e). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event that the Buyer shall be in default under the terms of the Seller Note subject to any cure provisions set forth therein, the provisions of this Section 5(e) shall become void and cease to be enforceable against Seller.

(f) Delivery of Audited Annual Statements. The Seller shall utilize its best efforts to cause audited Annual Statements to be delivered to the Buyer no later than ten (10) Business Days from the Closing Date. The Annual Statements shall have been audited by Cherry Bekaert LLP. The Buyer shall be responsible for all fees relating to the audit and review, as applicable, of the Annual Statements by Cherry Bekaert LLP.

6. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Seller has performed and complied with all of their covenants hereunder in all material respects as of the Closing Date;

(iii) the Company and its Subsidiaries shall have procured all of the third party consents specified in Section 5(b) above;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, provincial, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Company Shares and to control the Company and its Subsidiaries, or (D) affect adversely the right of any of the Company and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) on or before the Closing Date, the Seller shall have caused the Company to repurchase or otherwise procure from the holders thereof all outstanding Class B Shares and Class C Shares of its Membership Interests, such that the Class A Shares held by the Seller comprise 100% of the Equity Interests of the Company;

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(vi) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

(vii) the Buyer shall have received the written confirmation of the termination, effective as of the Closing Date, of each director and officer of the Company and its Subsidiaries other than those whom the Buyer shall have specified in writing at least five Business Days prior to the Closing; and

(viii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

(ix) with respect to any Owned Real Property and Material Leased Property located outside the United States, each of the Company and its Subsidiaries, at Seller's cost and expense, shall provide the Buyer with an equivalent form of title assurance in accordance with local custom satisfactory to the Buyer for each parcel of such Owned Real Property and Material Leased Property; and

(xii) no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would have a material adverse effect on the use or occupancy of the Real Property or the operation of the Company's or its Subsidiary's business as currently conducted thereon.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, provincial, provincial, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

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(iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects; and

(v) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 6(b) if they execute a writing so stating at or prior to the Closing.

7. Remedies for Breaches of this Agreement and Indemnification.

Section 7.1. No Survival; R&W Policy Sole Recourse. Neither the representations and warranties set forth in this Agreement nor any of the covenants to be performed prior to the Closing set forth in this Agreement shall survive the Closing. In furtherance of the foregoing, the Parties, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree that: (a) the representations and warranties of the Company in this Agreement are intended solely to facilitate disclosure and (b) no claim of any kind based on any breach or inaccuracy of any Company representation or warranty set forth in this Agreement may be brought at any time after the Closing against the Company, any of its Subsidiaries or the Seller, except in the case of Actual Fraud. Recovery by the Buyer under the R&W Policy constitutes the sole and exclusive remedy of the Buyer for any (i) inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement or (ii) breach or failure to perform any of the covenants to be performed prior to the Closing set forth in this Agreement

Section 7.2. Actual Fraud. Notwithstanding anything to the contrary in this Agreement, nothing shall limit or impair any Person’s remedies or rights to bring a claim for, or be deemed to be a waiver of, Actual Fraud. Each Party shall be liable for the Damages incurred by the other Party arising out of or related to any such Actual Fraud by the other Party. Any Party can seek to fully recover for any Damages arising out of or related to Actual Fraud from any Person who committed such Actual Fraud.

8. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and the Seller for certain tax matters following the Closing Date:

(a) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Company and its Subsidiaries. Buyer shall permit Company and its Subsidiaries to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Seller shall reimburse Buyer for Taxes of the Company and its Subsidiaries with respect to such periods within fifteen (15) days after payment by Buyer or the Company and its Subsidiaries of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

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(b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. The Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

(c) Cooperation on Tax Matters.

(i) Buyer, the Company and its Subsidiaries and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company and its Subsidiaries or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

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(ii) The Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

9. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the earliest of (i) upon confirmation of receipt by the addressee, if such notice or communication is delivered via e-mail to e-mail address, as applicable, set for the below or (ii) if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(i) if to Buyer:

Issuer Direct Corporation

1 Glenwood Avenue

Suite 1001

Raleigh, North Carolina 27603

Attention: Brian R. Balbirnie

E-mail: brian.balbirnie@issuerdirect.com

with a copy (which shall not constitute notice) to:

Quick Law Group PC

1035 Pearl Street

Suite 403

Boulder, Colorado 80302

Attention: Jeffrey M. Quick

E-mail: jquick@quicklawgroup.com

(ii) if to Seller, to:

Lead Capital, LLC

4134 Gulf of Mexico Drive, Suite 207

Longboat Key, Florida 34228

Attention: [redacted]

E-mail: mike@lead.com

with a copy (which shall not constitute notice) to:

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Horner Law Office

7 Hungerford Road, Suite 201

Ithaca, New York 14850

Attention: Timothy Horner

E-mail: thorner@timhornerlaw.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Except as otherwise agreed to in writing, each of the Buyer, the Seller, the Company, and its Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Seller will also bear the costs and expenses of the Company and its Subsidiaries (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

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(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, provincial, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m) Incorporation of Exhibits, Schedules, and Schedules. The Exhibits, Schedules, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

(o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(h) above. Nothing in this Section 9(p), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

IN WITNESS WHEREOF, the Parties hereto have executed this Membership Interest Purchase Agreement on the date first above written.

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Buyer:

ISSUER DIRECT CORPORATION

By:	/s/Brian R. Balbirnie
Name:	Brian R. Balbirnie
Title:	Chief Executive Officer

Seller:

LEAD CAPITAL, LLC

By:	/s/[redacted]
Name:	[redacted]
Title:	Managing Member

Solely with respect to Section 5(e)

By:	/s/[redacted]
[redacted], individually

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